Singer Lewak Greenbaum & Goldstein LLP
                                  [letterhead]

February 4, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on January 24, 2005 (the termination of the client-auditor relationship), to be filed by our former client, Steakhouse Partners, Inc. We agree with the statements made in response to Item 401(a) insofar as they relate to our Firm.

Singer Lewak Greenbaum & Goldstein LLP

/s/ Singer Lewak Greenbaum & Goldstein LLP